Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES ACHIEVES OUTSTANDING

FISCAL 2018 FIRST QUARTER RESULTS

– DILUTED EPS INCREASES 44% on 14% SALES GAIN –

– COMPANY RAISES FULL-YEAR SALES AND EARNINGS FORECAST –

New York, NY, November 1, 2017 - The Estée Lauder Companies Inc. (NYSE: EL) today reported financial results for its first quarter ended September 30, 2017.  The Company achieved net sales of $3.27 billion, an increase of 14%, compared with $2.87 billion in the prior-year quarter.  Incremental sales from the Company’s recent acquisitions of Too Faced and BECCA contributed approximately 4 percentage points of the reported sales growth.  Net earnings rose 45% to $427 million, compared with $294 million last year.  Diluted net earnings per common share increased 44% to $1.14, compared with $.79 reported in the prior year.  The fiscal 2018 first quarter also includes the impact of the adoption of a new accounting pronouncement for share-based compensation, which added $.06 to diluted earnings per share.  See note C on page 11.

Fabrizio Freda, President and Chief Executive Officer, said, “We delivered an outstanding financial performance in our fiscal 2018 first quarter, demonstrating the power of our diverse brand portfolio to leverage our multiple engines of growth.  Building on the global momentum of the last fiscal year, we benefitted from a continued acceleration in China, Hong Kong, travel retail and global online, strength in several developed and emerging markets in Europe, and incremental sales from Too Faced and BECCA.

“Our online and travel retail channels and most luxury and mid-sized brands posted double-digit sales gains.  In addition, we saw encouraging signs of improvement in some U.S. prestige department stores, and our targeted expansion into more specialty-multi doors to reach new consumers continued to help us gain share.  Sales growth in the Estée Lauder brand continued to accelerate, generating double-digit gains in the quarter.  Our earnings per share reflected the strong sales gains combined with our success in leveraging those sales through cost saving initiatives, efficiencies and continued financial discipline.

“For the full fiscal year, our forecast reflects strong programs supported by focused advertising and marketing spending and sustained investments to further build capabilities for the long term.  With this strong start to fiscal 2018 and our confidence in the potential for our business, we are raising our full-year constant currency sales growth forecast to between 8% and 9% and increasing our constant currency earnings per share growth estimate, before restructuring charges, to 12% to 14%.”

Excluding the impact of foreign currency translation, adjusted net sales increased 13%.  For the quarter, the positive impact of foreign currency translation on diluted net earnings per common share was $.02.

During the fiscal 2018 first quarter, the Company recorded restructuring and other charges of $38 million ($26 million after tax), equal to $.07 per diluted share, in connection with its previously announced Leading Beauty Forward initiative.  During the fiscal 2017 first quarter, the Company recorded restructuring and other charges of $31 million ($20 million after tax), equal to $.05 per diluted share.

Additionally, in the fiscal 2018 and 2017 first quarter, the Company recorded adjustments to reflect changes in the fair value of its contingent consideration related to its fiscal 2015 and 2016 acquisitions.  See tables below and on page 11.

Adjusting for the restructuring and other charges and changes in contingent consideration, diluted net earnings per common share for the three months ended September 30, 2017 was $1.21, and in constant currency rose 41%.  Information about GAAP and non-GAAP financial measures, including reconciliation information, is included in this release.

	Three Months Ended September 30, 2017						Three Months Ended September 30
Reconciliation between GAAP and non-GAAP	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2017	2016
Results including restructuring and other charges and adjustments	14	%(1)	14%	44	%(1)	43%	$1.14 (1)	$.79	(1)
Non-GAAP
Restructuring and other charges							.07	.05
Contingent consideration							.00	.01
Adjusted results	14%		13%	42%		41%	1.21	$.85
Impact of foreign currency on earnings per share							(.02)
Constant currency earnings per share							$1.19

(1) Represents GAAP.

Results by Product Category

	Three Months Ended September 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2017	2016	Reported Basis	Constant Currency	2017	2016	Reported Basis
Skin Care	$1,275	$1,102	16%	15%	$326	$212	54%
Makeup	1,372	1,166	18	17	176	149	18
Fragrance	476	442	8	7	87	72	21
Hair Care	136	136	0	0	15	13	15
Other	15	21	(29)	(29)	2	3	(33)
Subtotal	3,274	2,867	14	13	606	449	35
Returns and charges associated with restructuring and other activities	—	(2)			(38)	(31)
Total	$3,274	$2,865	14%	14%	$568	$418	36%

Net sales and operating income in most of the Company’s product categories were favorably impacted by a weaker U.S. dollar in relation to most currencies.  Total operating income in constant currency, before charges, increased 33%.

Skin Care

•                  Net sales increased sharply, with exceptional double-digit gains from Estée Lauder, La Mer, GLAMGLOW and Origins.

•                  The Estée Lauder brand grew globally, particularly in China and travel retail, due largely to the launch of Advanced Night Repair Eye Concentrate Matrix and gains in other Advanced Night Repair products.  La Mer was driven by the success of new products in its Genaissance franchise, the launch of The Moisturizing Matte Lotion, gains from existing products, and targeted expanded consumer reach.

•                  Outstanding double-digit sales growth from GLAMGLOW reflected additional product assortments and targeted expanded consumer reach.  Sales growth in Origins was generated in Asia and travel retail due to the continued success of several product lines in the facial mask and moisturizer sub-categories.

•                  These increases were partially offset by lower skin care sales from Clinique and Aveda.

•                  Operating income increased sharply, primarily from Estée Lauder and La Mer, reflecting higher sales.

Makeup

•                  Strong sales growth in makeup was primarily driven by incremental sales from the Company’s fiscal 2017 second quarter acquisitions of Too Faced and BECCA, exceptionally strong double-digit increases from Tom Ford in every region, and double-digit gains from Estée Lauder.  Higher makeup sales were also generated from M•A•C.

•                  Sales from Tom Ford more than doubled, driven primarily by its lip color franchises, including the Tom Ford Lips & Boys and Soleil Color Collections, as well as strength in the eyeshadow and foundation sub-categories.  At Estée Lauder, higher sales were fueled by the Double Wear and Pure Color Lip product lines.

•                  The higher sales from M•A•C were due to strong growth in the Asia/Pacific region, particularly China and Hong Kong, and in travel retail.

•                  These increases were partially offset by lower makeup sales in the United States, primarily from Clinique and Bobbi Brown, reflecting a soft retail environment due, in part, to slow foot traffic in some U.S. brick-and-mortar stores.

•                  Makeup operating income increased.  Strong growth from Tom Ford and Estée Lauder, primarily due to higher sales, and incremental operating income from Too Faced, was partially offset by declines from Smashbox, Clinique and Bobbi Brown.

Fragrance

•                  Net sales increased, primarily due to strong double-digit gains from luxury brands Jo Malone London, Tom Ford and Le Labo.

•                  Jo Malone delivered outstanding double-digit sales increases in every region, reflecting strong growth from existing fragrances, targeted expanded consumer reach and the recent launch of the English Oak fragrances.

•                  Increased sales from Tom Ford reflect, in part, the continued success of the Signature and Private Blend lines of fragrances, including new product launches and growth from existing fragrances.

•                  Le Labo benefitted from growth in existing products and new launches and targeted expanded consumer reach.

•                  Partially offsetting these increases were lower sales of certain designer and Estée Lauder fragrances.

•                  Fragrance operating income increased sharply, reflecting higher sales from Jo Malone and Tom Ford, as well as disciplined expense management.

Hair Care

•                  Hair care sales were unchanged, with moderate growth from Aveda and Bumble and bumble offset by lower hair care sales from Origins.

•                  The growth from Bumble and bumble reflected initial shipments in advance of the brand’s launch in Ulta Beauty, partially offset by softness in the salon channel.  At Aveda, online sales grew, while sales in freestanding stores were lower.

•                  Hair care operating income increased, reflecting disciplined expense management.

Results by Geographic Region

	Three Months Ended September 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2017	2016	Reported Basis	Constant Currency	2017	2016	Reported Basis
The Americas	$1,329	$1,233	8%	7%	$100	$63	59%
Europe, the Middle East & Africa.	1,258	1,044	20	18	346	256	35
Asia/Pacific	687	590	16	17	160	130	23
Subtotal	3,274	2,867	14	13	606	449	35
Returns and charges associated with restructuring and other activities	—	(2)			(38)	(31)
Total	$3,274	$2,865	14%	14%	$568	$418	36%

Net sales and operating income in most of the Company’s geographic regions were favorably impacted by a weaker U.S. dollar in relation to most currencies.

The Americas

•                  Sales in North America benefitted from incremental sales from the recent acquisitions of Too Faced and BECCA.

•                  Several of the Company’s brands generated sales growth, led by double-digit gains from Tom Ford and La Mer, and strong gains from Jo Malone.

•                  The Estée Lauder brand grew slightly in North America with gains in skin care, partially offset by lower fragrance sales.

•                  Sales in the Company’s online and specialty-multi channels grew strong double digits.

•                  Sales decreases, primarily attributable to the decline in retail traffic in some U.S. brick-and-mortar stores, were recorded principally for M•A•C, Clinique and certain designer fragrances.

•                  Additionally, the severe weather conditions during the quarter in certain areas of the United States tempered our sales growth.

•                  On a reported basis, sales in Canada increased low-single digits, and Latin America declined slightly.  In constant currency, sales in Canada and Latin America each decreased moderately.

•                 Operating income in the Americas increased, primarily reflecting incremental operating results from Too Faced and BECCA, as well as disciplined expense management.  Partially offsetting the higher results were lower results from M•A•C and Clinique, due to a decrease in sales.

Europe, the Middle East & Africa

•                  The Company generated strong sales growth in the region both on a reported basis and in constant currency, primarily due to strong double-digit sales gains in travel retail.  Foreign currency translation increased reported sales by 2%, with the largest impact from Italy and Russia.

•                  Most markets recorded sales growth, with the largest increases in Italy, the Balkans and India.

•                  In travel retail, double-digit sales growth was generated across most brands, led by Estée Lauder, Tom Ford, Jo Malone and La Mer.  Growth in global airline passenger traffic, particularly by Chinese travelers, solid new launch initiatives, and targeted expanded consumer reach each contributed to the sales gains.

•                  Lower sales were posted in the Middle East, driven by retailer inventory rebalancing, reflecting the impact of the macro-environment on consumer purchases.

•                  Operating income increased, primarily due to strong double-digit operating results in travel retail.  Certain developed and emerging markets also contributed to the higher profits.  The gains were partially offset by lower results in Switzerland and the Middle East.

Asia/Pacific

•                  On a reported basis and in constant currency, sales increased sharply, led by strong double-digit growth in China and Hong Kong.

•                  The higher sales in China reflected strong double-digit gains in every brand except designer fragrances.  Estée Lauder, M•A•C, La Mer, Tom Ford and Jo Malone led the sales growth.  Sales benefitted, in part, from continued demand for makeup products, an acceleration in skin care and targeted expanded consumer reach.  The Company generated double-digit sales growth in virtually every channel.

•                  The sales increase in Hong Kong reflected solid domestic growth and a rise in tourism.  Growth was primarily driven by Estée Lauder, La Mer and M•A•C and contributions from Tom Ford and Jo Malone.

•                  In Asia/Pacific, operating income increased, primarily due to improved results in China and Hong Kong driven by higher sales. Operating results were lower in Japan.

Cash Flows from Operating Activities

•                  For the three months ended September 30, 2017, net cash flows provided by operating activities were $93 million, compared with net cash flows used for operating activities of $150 million in the prior year.

•                  The improvement primarily resulted from an increase in net earnings and favorable changes in other accrued and noncurrent liabilities.

Outlook for Fiscal 2018 Second Quarter and Full Year

Global prestige beauty remains vibrant and is estimated to grow approximately 4% to 5% during the year.  The Company’s annual growth has consistently outpaced global prestige beauty and is expected to grow approximately four percentage points ahead of the industry for fiscal 2018.  The Company expects sales growth to benefit from high-quality products, strong innovation, outreach to new target consumers and growth from recent acquisitions, while continuing to emphasize a digital-first marketing approach and a strong focus on fast-growing markets and channels as consumer preferences evolve.

We are mindful of risks related to social and political issues, geopolitical tensions, terrorism, currency volatility and economic challenges affecting consumer spending in certain countries and traveling flows. The Company is also cautious of the decline in retail traffic, primarily related to some brick-and-mortar stores in the United States.

The first quarter benefit ($.06 per share) of a new accounting standard related to the excess tax benefits for share-based compensation is included in the Company’s full-year estimate.  However, the Company is not forecasting the potential impact for the remainder of the year, as any additional impact could fluctuate depending on its stock price, the timing and level of employee stock option exercises and applicable tax rates.

Full Year Fiscal 2018

•                  Net sales are forecasted to increase between 10% and 11% versus the prior-year period.

•                  Foreign currency translation is expected to positively impact sales by approximately 2% versus the prior-year period.

•                  Net sales are forecasted to grow between 8% and 9% in constant currency.  The Company’s fiscal 2017 acquisitions of Too Faced and BECCA are forecasted to contribute approximately 2 percentage points of incremental sales to the Company’s overall sales growth.

•                  Reported diluted net earnings per share are projected to be between $3.77 and $3.88.

•                  The Company expects to take charges associated with previously approved restructuring and other activities in fiscal 2018 of approximately $135 million to $155 million, equal to $.24 to $.27 per diluted common share.

•                  Diluted net earnings per share before charges associated with restructuring and other activities are projected to be between $4.04 and $4.12.

•                  The positive currency impact on the sales growth equates to about $.16 of earnings per share.  On a constant currency basis, before charges associated with restructuring and other activities, diluted earnings per share are expected to increase between 12% and 14%.

Second Quarter Fiscal 2018

•                  Net sales are forecasted to increase between 13% and 15% versus the prior-year period.

•                  Foreign currency translation is expected to positively impact sales by approximately 3% to 4% versus the prior-year period.

•                  Net sales are forecasted to grow between 10% and 11% in constant currency.  The Company’s fiscal 2017 acquisitions of Too Faced and BECCA are forecasted to contribute approximately 3 percentage points of incremental sales to the Company’s overall sales growth.

•                  Reported diluted net earnings per share are projected to be between $1.28 and $1.32.

•                  The Company expects to take charges associated with previously approved restructuring and other activities in its fiscal 2018 second quarter of approximately $50 million to $55 million, equal to $.09 to $.10 per diluted common share.

•                  Diluted net earnings per share before charges associated with restructuring and other activities are projected to be between $1.38 and $1.41.

•                  The positive currency impact on the sales growth equates to about $.07 of earnings per share.  On a constant currency basis, before charges associated with restructuring and other activities, diluted earnings per share are expected to increase between 8% and 10%.

Reconciliation between GAAP and	Three Months Ending December 31, 2017 (F)						Three Months December 31
non-GAAP	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2017 (F)	2016
Forecast / actual results including restructuring and other charges	13-15	%(1)	10-11%	11-15	%(1)	5-9%	$1.28 - $1.32 (1)	$1.15	(1)
Non-GAAP
Restructuring and other charges							.09 -.10	.07
Forecast / actual results excluding charges	13-15%		10-11%	13-15%		8-10%	1.38 - 1.41	$1.22
Impact of foreign currency on earnings per share							(.07)
Forecasted constant currency earnings per share							$1.31 - $1.34

Reconciliation between GAAP and	Year Ending June 30, 2018 (F)						Twelve Months June 30
non-GAAP	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2018 (F)	2017
Forecast / actual results including restructuring and other charges and adjustments	10-11	%(1)	8-9%	13-16	%(1)	8-11%	$3.77 - $3.88 (1)	$3.35 (1)
Non-GAAP
Restructuring and other charges							.24 -.27	.38
Contingent consideration								(.12)
Intangible asset impairments								.06
China deferred tax asset valuation allowance reversal								(.20)
Forecast / actual results adjusted	10-11%		8-9%	16-19%		12-14%	4.04 - 4.12	$3.47
Impact of foreign currency on earnings per share							(.16)
Forecasted constant currency earnings per share							$3.88 - $3.96

(1) Represents GAAP.

(F) Represents forecast.

Conference Call

The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, November 1, 2017 to discuss its results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 10665255).  The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2018 Second Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry, and other factors causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e. focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to local or international conflicts around the world, as well as from any terrorist attack, retaliation or similar threats;

(17)        the timing and impact of acquisitions, investments and divestitures; and

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2017.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in over 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M•A•C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, Tory Burch, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, By Kilian, BECCA and Too Faced.

ELC-F

ELC-E

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended September 30		Percent Change
	2017	2016
Net Sales (A)	$3,274	$2,865	14%
Cost of sales (A)	711	596
Gross Profit	2,563	2,269	13%

Gross Margin	78.3%	79.2%

Operating expenses:
Selling, general and administrative (B)	1,961	1,825
Restructuring and other charges (A)	34	26
	1,995	1,851	8%

Operating Expense Margin	60.9%	64.6%

Operating Income	568	418	36%

Operating Income Margin	17.3%	14.6%

Interest expense	31	21
Interest income and investment income, net	12	6
Earnings before Income Taxes	549	403	36%

Provision for income taxes (C)	119	107
Net Earnings	430	296	45%

Net earnings attributable to noncontrolling interests	(3)	(2)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$427	$294	45%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$1.16	$.80	45%
Diluted	1.14	.79	44%

Weighted average common shares outstanding:
Basic	368.4	366.4
Diluted	375.4	373.3

(A) In May 2016, the Company announced a multi-year initiative (Leading Beauty Forward) to build on its strengths and better leverage its cost structure to free resources for investment to continue its growth momentum.  Leading Beauty Forward is designed to enhance the Company’s go-to-market capabilities, reinforce its leadership in global prestige beauty and continue creating sustainable value.  During the fiscal 2018 first quarter, the Company continued to approve specific initiatives under Leading Beauty Forward.  The Company plans to approve additional initiatives through fiscal 2019 and expects to complete those initiatives through fiscal 2021.  The Company expects Leading Beauty Forward will result in related restructuring and other charges totaling between $600 million and $700 million, before taxes.  Once fully implemented, Leading Beauty Forward is expected to yield annual net benefits of between $200 million and $300 million, before taxes, of which a portion is expected to be reinvested in future growth initiatives.

THE ESTÉE LAUDER COMPANIES INC.

(B) The Company recorded $1 million and $4 million of expense within selling, general and administrative expenses for the three months ended September 30, 2017 and 2016, respectively, to reflect changes in the fair value of its contingent consideration related to its fiscal 2015 and 2016 acquisitions.

(C) During the first quarter of fiscal 2018, the Company adopted a new accounting standard for share-based compensation that requires excess tax benefits and tax deficiencies related to stock-based compensation awards be recorded as income tax benefit or expense in the income statement.  As a result of the adoption of this new standard, the Company recognized $23 million of excess tax benefits as a reduction to the provision for income taxes, which reduced the effective rate for income taxes by 420 basis points and added approximately $.06 to diluted net earnings per share for the three months ended September 30, 2017.

Total returns and charges associated with restructuring and other activities and changes in the fair value of contingent consideration included in net earnings for the three months ended September 30, 2017 and 2016 were:

			Operating Expenses
				Other			Diluted
(Unaudited)	Sales	Cost of	Restructuring	Charges/		After	Earnings
(In millions, except per share data)	Returns	Sales	Charges	Adjustments	Total	Tax	Per Share

Three Months Ended September 30, 2017
Leading Beauty Forward	$—	$4	$14	$20	$38	$26	$.07
Contingent consideration	—	—	—	1	1	1	—
Total	$—	$4	$14	$21	$39	$27	$.07

Three Months Ended September 30, 2016
Leading Beauty Forward	$ 2	$3	$ 8	$18	$31	$20	$.05
Contingent consideration	—	—	—	4	4	3	.01
Total	$ 2	$3	$ 8	$22	$35	$23	$.06

THE ESTÉE LAUDER COMPANIES INC.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities and the changes in the fair value of contingent consideration.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items.  The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business.  Management believes that excluding certain items that are not comparable from period to period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period to period.  In the future, the Company expects to incur charges or adjustments similar in nature to those presented below; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict.  Our non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies.  While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

Reconciliation of Certain Consolidated Statements of Earnings Accounts

Before and After Returns, Charges and Other Adjustments

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended September 30, 2017					Three Months Ended September 30, 2016
	As Reported	Returns/ Charges/ Adjustments	Adjusted	Impact of foreign currency translation	Constant Currency	As Reported	Returns/ Charges/ Adjustments	Adjusted	% Change versus Prior Year Before Charges	% Change Constant Currency
Net Sales	$3,274	$—	$3,274	$(22)	$3,252	$2,865	$2	$2,867	14%	13%
Cost of sales	711	(4)	707			596	(3)	593
Gross Profit	2,563	4	2,567			2,269	5	2,274	13%
Gross Margin	78.3%		78.4%			79.2%		79.3%

Operating expenses	1,995	(35)	1,960			1,851	(30)	1,821	8%
Operating Expense Margin	60.9%		59.9%			64.6%		63.5%

Operating Income	568	39	607			418	35	453	34%
Operating Income Margin	17.3%		18.5%			14.6%		15.8%

Provision for income taxes	119	12	131			107	12	119
Net Earnings Attributable to The Estée Lauder Companies Inc	427	27	454			294	23	317	43%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	1.14	.07	1.21	(.02)	1.19	.79	.06	.85	42%	41%

Amounts may not sum due to rounding.

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	September 30 2017	June 30 2017	September 30 2016
ASSETS
Current Assets
Cash and cash equivalents	$1,444	$1,136	$664
Short-term investments	381	605	525
Accounts receivable, net	1,799	1,395	1,624
Inventory and promotional merchandise, net	1,518	1,479	1,296
Prepaid expenses and other current assets	365	349	292
Total Current Assets	5,507	4,964	4,401

Property, Plant and Equipment, net	1,695	1,671	1,569
Other Assets	5,000	4,933	3,378
Total Assets	$12,202	$11,568	$9,348

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$552	$189	$592
Accounts payable	679	835	546
Other accrued liabilities	1,911	1,799	1,574
Total Current Liabilities	3,142	2,823	2,712

Noncurrent Liabilities
Long-term debt	3,383	3,383	1,908
Other noncurrent liabilities	924	960	1,053
Total Noncurrent Liabilities	4,307	4,343	2,961

Total Equity	4,753	4,402	3,675
Total Liabilities and Equity	$12,202	$11,568	$9,348

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Three Months Ended September 30
	2017	2016
Cash Flows from Operating Activities
Net earnings	$430	$296
Depreciation and amortization	127	106
Deferred income taxes	(3)	(32)
Other items	68	88
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(390)	(365)
Increase in inventory and promotional merchandise, net	(16)	(31)
Decrease in other assets, net	13	4
Decrease in accounts payable and other liabilities	(136)	(216)
Net cash flows provided by (used for) operating activities	$93	$(150)

Capital expenditures	$116	$85
Acquisition of businesses	11	10
Proceeds of investments, net	163	17
Payments to acquire treasury stock	111	222
Dividends paid	126	111
Increase in short-term debt, net	362	263

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